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                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

        Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13D dated October 25, 2000 is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.


Date:  October 25, 2000                CORIXA CORPORATION

                                       By:     /s/ MICHELLE BURRIS
                                          ---------------------------------
                                       Name:   Michelle Burris
                                       Title:  Vice President and Chief
                                               Financial Officer

                                           /s/ STEVEN GILLIS
                                          ---------------------------------
                                           Steven Gillis

                                           /s/ MICHELLE BURRIS
                                          ---------------------------------
                                           Michelle Burris